Question 7.c)
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Addendum to Question 7.c on Form N-SAR
List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 90 consecutive series or portfolio permitted by the form.

                                                       Is this the
Series                                                 last filing
Number               Series Name                     for this series?
                                                         (Y or N)

96   GS Concentrated Emerging Markets Equity Fund           N
98   GS Structured International Small Cap Fund             N
99   GS Structured Emerging Markets Equity Fund             N
100  GS Strategic International Equtiy Fund                 N
101  GS Structured Small Cap Value Fund                     N
102  GS Structured Small Cap Growth Fund                    N

* Please refer to the Annual Report to Shareholders to be filed on Form N-CSR for additional information concerning the funds.